Exhibit 99.1

Purchase, New York            Telephone: 914-253-2000 www.pepsico.com

Contact:	Investor Mike Nathenson Senior Vice President, Investor Relations 914-253-3035 email: mike.nathenson@pepsi.com	Media Jenny Schiavone Director, Enterprise Communications 914-253-3941 email: jenny.schiavone@pepsico.com

PEPSICO ANNOUNCES DIVIDEND INCREASE
6% Rise in Dividend is PepsiCo’s 37th Annual Increase

PURCHASE, NEW YORK (May 5, 2009) — The Board of Directors of PepsiCo, Inc. (NYSE:PEP) today declared a 6 percent increase in the annual dividend, from the current $1.70 to $1.80 per share on PepsiCo common stock. The quarterly dividend of $0.45 is payable June 30, 2009, to shareholders of record on June 5, 2009.

“We are pleased to announce our thirty-seventh annual dividend increase, reflecting the strength of our cash flow and balance sheet,” said PepsiCo Chairman and CEO Indra Nooyi. “Even in this difficult economy, we are committed to return cash to our shareholders while continuing to invest in the long-term growth of our business.”

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About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2008 annual revenues of more than $43 billion. The company employs approximately 198,000 people worldwide, and its products are sold in approximately 200 countries. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 18 brands that generate $1 billion or more each in annual retail sales. PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, reducing the company’s impact on the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive culture that recruits and retains world-class talent. PepsiCo is listed on the Dow Jones Sustainability North America Index and the Dow Jones Sustainability World Index. For more information, please visit www.pepsico.com.

Cautionary Statement
Statements in this release that are “forward-looking statements,” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to enter into definitive agreements with respect to the proposed transactions (the “Proposed Transactions”) with The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”); PepsiCo’s ability to achieve the synergies andvalue creation contemplated by the Proposed Transactions; PepsiCo’s ability to promptly and effectively integrate the businesses of PBG, PAS and PepsiCo; the timing to consummate the Proposed Transactions and any necessary actions to obtain required regulatory approvals; the diversion of management time on transaction-related issues; changes in demand for PepsiCo’s products, as a result of shifts in consumer preferences or otherwise; increased costs, disruption of supply or shortages of raw materials and other supplies; unfavorable economic conditions and increased volatility

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in foreign exchange rates; PepsiCo’s ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; damage to PepsiCo’s reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo’s bottling partners, including as a result of the Proposed Transactions; PepsiCo’s ability to hire or retain key employees or a highly skilled and diverse workforce; changes in the legal and regulatory environment; disruption of PepsiCo’s supply chain; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; and risks that benefits from the Productivity for Growth initiative may not be achieved, may take longer to achieve than expected or may cost more than currently anticipated. For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.